                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Mercom, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 Mercom, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                 MERCOM, INC.


                              105 Carnegie Center

                          Princeton, New Jersey 08540

                                 (609) 734-3700



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               October 16, 1997


     The Annual Meeting of Stockholders of Mercom, Inc. will be held on Thursday, October 16, 1997, at the executive offices of Mercom, Inc., 105 Carnegie Center, Princeton, New Jersey 08540, at 2:00 p.m. local time. The meeting will be held for the following purposes:

          1. To elect seven (7) Directors to serve for a term of one (1) year each.

          2. To ratify the appointment of Coopers and Lybrand, L.L.P. as independent auditors for the fiscal year ending December 31, 1997.

          3. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on September 23, 1997, will be entitled to vote at the meeting either in person, or by proxy.

     In order to insure that your shares are represented and are voted in accordance with your wishes, KINDLY DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. You are cordially invited to attend the meeting and, if you do so, you may personally vote your shares regardless of whether you have previously submitted a signed proxy to the Company.


                              By order of the Board of Directors.

                              /s/ John D. Filipowicz
                              ---------------------------------
                              JOHN D. FILIPOWICZ
                              Corporate Secretary

September 26, 1997

                                 MERCOM, INC.

                                PROXY STATEMENT


     This proxy statement is furnished to the stockholders of Mercom, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company, for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, October 16, 1997, at 2:00 p.m. local time, at the Company's executive offices, 105 Carnegie Center, Princeton, New Jersey, and at any adjournment or postponement thereof. Shares represented by properly executed proxies will be voted at the meeting, in accordance with the directions set forth therein. If no direction is specified, the shares will be voted by the persons named as proxy holders in favor of Proposals 1 and 2. As to any other business which may properly come before the Meeting and be submitted to a vote of stockholders, proxies will be voted in the best judgment of the designated proxy holders. The form of proxy enclosed is for use by a stockholder if the stockholder is unable to attend or does not desire to vote in person. Any proxy may be revoked at any time insofar as it has not been exercised. Stockholders may revoke proxies by written notice to the Company, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. This proxy statement and the accompanying proxy are being mailed to stockholders on or about September 26, 1997.

     The close of business on September 23, 1997, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. As of September 23, 1997, there were 4,787,060 shares of Common Stock of the Company outstanding. Each share of Common Stock is entitled to one vote. The Company's Common Stock is the only class of voting securities outstanding.

     The holders of record of a majority of the issued and outstanding Common Stock and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Directors are elected by a plurality of the votes cast at the Meeting. The holders of Common Stock do not have cumulative voting rights in the election of Directors. The affirmative vote of a majority of the total shares represented is required for approval of Proposal 2 or any other matter as may properly come before the Meeting or any adjournment or postponement thereof. Broker non-votes on the proposals with respect to the election of Directors and the ratification of the appointment of auditors are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposals. Votes will be tabulated at the Meeting by Inspectors of Election.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     In accordance with the Company's Certificate of Incorporation and Bylaws, the Board of Directors has determined that the Company's Board shall consist of seven persons and has nominated seven individuals for election as Directors at the Meeting. The individuals nominated for election (the "Nominees") as Directors are: Bruce C. Godfrey; Clifford L. Jones; David C. McCourt; Michael J. Mahoney; Raymond B. Ostroski; Harold J. Rose, Jr.; and George C. Stephenson. Those persons who are elected Directors at the Meeting will hold office for the ensuing year or the election and qualification of their respective successors. It is not anticipated that any of these Nominees will become unavailable for any reason, but, if that should occur before the Meeting, the persons named on the enclosed proxy reserve the right to substitute another person of their choice as nominee or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.


                                  PROPOSAL 2

                     RATIFICATION OF INDEPENDENT AUDITORS

     The Company is asking the stockholders to ratify the appointment of Coopers & Lybrand, L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997. It is not anticipated that representatives of Coopers & Lybrand, L.L.P. will be present at the meeting.

     If the stockholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors. Notwithstanding the stockholders' ratification of the appointment of the independent auditors, the Board of Directors reserves the right to appoint other independent auditors at its discretion.

     The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Coopers & Lybrand, L.L.P. to serve as the Company's independent auditors for the fiscal year ending December 31, 1997.

                 INFORMATION CONCERNING ELECTION OF DIRECTORS

     Information as of September 2, 1997, concerning the principal occupation and beneficial ownership of Common Stock of the Company for the Nominees for election as Directors is set forth below:

Nominee                  Director Since                Age
-------                  --------------                ---

Bruce C. Godfrey              1994                     41

Executive Vice President and Chief Financial Officer of the Company since May 1994; Executive Vice President and Chief Financial Officer of C-TEC since April 1994; Director of C-TEC since November 1996; Senior Vice President and Principal, Daniels & Associates, from January 1984 to April 1994.

Clifford L. Jones             1991                     70

Served as President, Capital Region Economic Development Corporation from September 1992 to February 1994; Former President, Pennsylvania Chamber of Business & Industry from 1983 to 1991; Director, Pennsylvania Power & Light Company

Michael J. Mahoney            1994                     47

President and Chief Operating Officer of the Company since March 1994; President and Chief Operating Officer of C-TEC since February 1994; Director of C-TEC since May 1995; Executive Vice President C-TEC Cable Systems, Inc. ("CCS") from 1991 to 1994; and Chief Operating Officer, Harron Communications Corp. from April 1983 to December 1990.

David C. McCourt              1993                     40

Chairman and Chief Executive Officer of the Company since October 1993; Chairman, Chief Executive Officer and Director, C-TEC since October 1993. President and as a director of Kiewit Telecom Holdings, Inc. (formerly RCN Corporation). Mr. McCourt has served as President of Metropolitan Fiber Systems/McCourt, Inc., a subsidiary of MFS Telecom, since 1988; Director of Cable Satellite Public Affairs Network ("C-SPAN") since June 1995 and WorldCom, Inc. since December 1996.

Raymond B. Ostroski           1994                     42

Executive Vice President and General Counsel of the Company since February 1995; Corporate Secretary from December 1991 to December 1994; Executive Vice President and General Counsel of C-TEC since February 1995; Corporate Secretary of C-TEC since October 1989; Vice President and General Counsel of the Company from 1991 to 1995.

Nominee                  Director Since                Age
-------                  --------------                ---

Harold J. Rose, Jr.           1991                     61

Partner, RK Associates, real estate management consultants since 1990; Former Chairman of the Board and Chief Executive Officer of Merchants Bancorp, Inc. and Chairman of the Board of Merchants Bank, N.A. and Merchants Bank North. Chairman, Pennsylvania Millers Mutual Insurance Company and Director, American Millers Insurance Company.

George C. Stephenson          1991                     52

Managing Director, PaineWebber, Inc. since January 1987.

                            EXECUTIVE COMPENSATION

     Except with respect to the Company's management agreement dated January 1, 1992 (the "Management Agreement") with CCS, no executive officer of the Company received any compensation for services rendered on behalf of the Company during the fiscal year ended December 31, 1996. See "Certain Transactions."

                          SECURITY OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

Security Ownership of Management

     The following table sets forth the beneficial ownership of Common Stock, as of September 2, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of the Company. Each director or executive officer has sole investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto:


                                 Number of Shares              Percent
Name of Beneficial Owner        Beneficially Owned             of Class
------------------------        ------------------             --------

Bruce C. Godfrey                        -0-                    -0-
John J. Gdovin                          -0-                    -0-
Clifford L. Jones                       300                     *
David C. McCourt                        50,000/(1)/            1.04%
Michael J. Mahoney                      -0-                    -0-
Raymond B. Ostroski                     4,000                   *
Harold J. Rose, Jr.                     -0-                    -0-
George C. Stephenson                    5,000                   *
All Directors and Current Executive
Officers as a Group (14 persons)        59,300                 1.24%

----------------------------
*         Less than 1%.

/(1)/ Excludes 50,000 shares which are owned by Mr. McCourt's wife. Mr. McCourt disclaims beneficial ownership with respect to said shares.

C-TEC Corporation

     The following table sets forth the beneficial ownership of C-TEC Common Stock and C-TEC Class B Stock of C-TEC as of September 2, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of the Company. Because the shares of C-TEC Class B Stock are convertible at the option of the holder into shares of C-TEC Common Stock on a one-for-one basis at any time and from time to time, the "Assuming Conversion" columns in the C-TEC Common Stock table reflect the total shares of C-TEC Common Stock which would be beneficially owned by such group assuming no other conversions. The "Percent of Class" columns represent ownership not voting interest. Shares of C-TEC Common Stock have one vote per share and shares of C-TEC Class B Stock have 15 votes per share. Each director or executive officer has sole investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto:



                                                           C-TEC CLASS B
                       C-TEC COMMON STOCK (1)              COMMON STOCK (1)              ASSUMING CONVERSION
                       ----------------------              ----------------              -------------------
                                                                                           Number of
                          Number of Shares  Percent of    Number of Shares   Percent of     Shares       Percent of
                           Beneficially    Outstanding      Beneficially     Outstanding  Beneficially   Outstanding
Name of Beneficial Owner     Owned (2)       Shares            Owned          Shares      Carried(2)       Shares
------------------------  -------------    -----------    ----------------   -----------  ------------   -----------

Bruce C. Godfrey (3).....        19,736       *                  -0-            -0-        19,736           *
John J. Gdovin (3).......         8,772       *                  -0-            -0-         8,772           *
Clifford L. Jones........           100       *                  -0-            -0-           100           *
Michael J. Mahoney (3)...        22,099       *                  -0-            -0-        22,099           *
David C. McCourt (3) (4).        44,676       *                  6,000           *         50,676           *
Raymond B. Ostroski (3)..         8,249       *                  1,000           *          9,249           *
Harold J. Rose, Jr.......          -0-       -0-                 -0-            -0-          -0-           -0-
George C. Stephenson.....          -0-       -0-                 -0-            -0-          -0-           -0-

All Directors and
Executive Officers as a
Group (14 persons)(3)(4)        105,242       *                  7,300           *        112,542           *

------------------------
*    Less than 1%.

(1) The C-TEC Class B Stock is convertible at the option of the holder into shares of C-TEC Common Stock on a one-for-one basis at any time and from time to time. The C-TEC Common Stock column has been prepared assuming that no shares of C-TEC Class B Stock are converted into C-TEC Common Stock.

(2)   Includes forfeitable Matching Shares, but excludes Share Units

(3) Under the C-TEC Executive Stock Purchase Plan ("ESPP"), participating executive officers who forgo current compensation are credited with C-TEC "Share Units", the value of which is based on the value of a share of C-TEC Common Stock. ESPP participants who elect to receive Share Units in lieu of current compensation are also credited with restricting Matching Shares, which vest over a period of 3 years from the grant date, subject to continued employment. Matching Shares, unless forfeited, have voting and dividend rights. The table below shows in respect of each executive officer the number of shares of C-TEC Common Stock and C-TEC Class B Stock purchased outright, Share Units relating to C-TEC Common Stock acquired by each such executive officer in lieu of current compensation, and the forfeitable Matching Shares of C-TEC Common Stock held by each such executive officer.

                                                Share Units
                                            Acquired Under the                                              Total Shares Purchased
                                              ESPP in Lieu of                                                  and Acquired and
                         Shares Purchased         Current       Total Shares Purchased  Restricted Matching  Restricted Marketing
                             Outright          Compensation        and  Acquired              Shares               Shares
                             --------          ------------        -------------              ------               ------
Bruce C. Godfrey              5,756                6,990               12,746                 6,990               19,736
John J. Gdovin                2,708                2,120                4,828                 2,120                6,948
Michael J. Mahoney            8,483                6,808               15,291                 6,808               22,099
David C. McCourt              8,636               18,020               26,656                18,020               44,676
Raymond B. Ostroski          30,375                2,437                5,812                 2,437                8,249

/(4)/ Includes 225 shares of C-TEC Common Stock which are owned by Mr. McCourt's wife. Mr. McCourt disclaims beneficial ownership of such Shares.

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

     So far as is known to the Company, as of September 2, 1997, no persons, except those listed below, owned beneficially more than five percent (5%) of the outstanding Common Stock. With respect to the named persons, the following information is based on Schedules 13D, 13G or Form 4 filed with the Securities and Exchange Commission ("SEC"), copies of which were supplied to the Company by said persons. The table below discloses the name and address of such beneficial owners, the total number of shares beneficially owned by each and their percentage of ownership in relation to the total shares outstanding and entitled to vote.


Name and Address of            Amount and Nature of              Percent
 Beneficial Owner              Beneficial Ownership (1)          of Class
-------------------           ---------------------              ---------

C-TEC Corporation (2)                 2,964,250                  61.92%
105 Carnegie Center
Princeton, New Jersey 08540

Lappin Capital Management, L.P. (3)     597,451                  12.48%
767 Third Avenue, 16th Floor
New York, New York 10017

---------------------------------
(1) The number of shares stated in this column includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship or which the indicated beneficial owner otherwise has the power to vote, or direct the voting of, and/or has investment power.

(2) Based on information set forth in Amendment No. 20 to C-TEC's Schedule 13D filed on February 20, 1997.

(3) Based on information obtained from Form 4 for the Common Stock of the Company filed through September 2, 1997, with the Securities and Exchange Commission by Lappin Capital Management, L.P. and LBL Group, L.P.

                             CERTAIN TRANSACTIONS

     The Company entered into the Management Agreement with CCS pursuant to which CCS operates and manages the Company's cable properties. The Management Agreement provides that the Company will pay CCS: (a) an annual fee equal to the greater of: (i) $500,000 or (ii) a percentage of the Company's annual revenues (ranging from 5% of $10 million of revenues, as defined, to 4% of revenues in excess of $20 million); and (b) an annual incentive bonus equal to twenty-five percent (25%) of the Company's earnings before interest, taxes, depreciation and amortization and taxes ("EBITDA") as adjusted, during the applicable fiscal year less the base year EBITDA of $3.85 million. During 1996, CCS earned, pursuant to the Management Agreement, management and incentive fees of approximately $1.4 million. In addition, pursuant to the Management Agreement, the Company paid C-TEC Services, Inc., a wholly-owned subsidiary of C-TEC ("C-TEC Services"), $63,013 for certain services (including without limitation, legal, accounting, tax and public relations services) performed for the Company by C-TEC Services and/or non-affiliated third-parties. The cost of such services (to the extent rendered by C-TEC and its affiliates) was determined in accordance with the Management Agreement by calculating all of C-TEC Services' direct and indirect labor, overhead and employee benefit costs associated with the provision of such services. On January 1, 1997, the Company entered into a new Management Agreement with C-TEC Cable Systems of Michigan, Inc., now by name change, Cable Michigan, Inc. ("CCS Michigan"). The new Management Agreement provides that the Company will pay CCS Michigan: (a) an annual fee equal to the greater of: (i) $500,000 or (ii) a percentage of the Company's annual revenues (ranging from 5% of $10 million of revenues, as defined, to 4% of revenues in excess of $20 million); and (b) an annual incentive bonus equal to twenty-five percent (25%) of the Company's earnings before interest, taxes, depreciation, and amortization and taxes ("EBITDA") as adjusted, during the applicable fiscal year less the base year EBITDA of $5 million.

     In February 1997, C-TEC announced that its Board of Directors approved a restructuring plan pursuant to which C-TEC will separate its operations along business lines into three separate, publicly traded companies. The restructuring will be effected by the spin-off of two companies, one of which will be CCS Michigan which will consist of C-TEC's classic cable television operations in Michigan, including its 61.92% interest in Mercom. It is anticipated that the spin-offs will occur by the end of 1997.

     In May 1997, C-TEC announced a proposal to acquire the 38.08% of the common stock of the Company not currently owned by it, in exchange for 8.75% of the common stock of CCS Michigan, a C-TEC subsidiary. In the proposed transaction, the Company would become a wholly owned subsidiary of CCS Michigan. The proposed exchange ratio is based on the assumption that CCS Michigan will have $125 million of net debt outstanding at the time of the transaction. The combined operations would serve approximately 200,000 cable subscribers,
approximately 40,000 of which are currently served by the Company.   The
proposal was under consideration by a special committee of the Board of Directors which included Messrs. George C. Stephenson, Clifford L. Jones and Harold J. Rose, Jr. On July 18, 1997, C-TEC received approval from the Internal Revenue Service to conduct a tax-free spin-off of certain of its existing businesses, to form three separate publicly traded companies. In connection with receipt of the

IRS ruling, C-TEC is suspending discussions pertaining to the acquisition of the 38.08% of the common stock of the Company until after the completion of the restructuring.

     On July 1, 1997, the Company sold its stock in Mercom of Florida, Inc., which operates a cable system in Port St. Lucie, Florida, consisting of approximately 1,900 subscribers to Adelphia Communications Corporation for $3.65 million.

                INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Board of Directors of the Company held four (4) meetings in 1996.

     The Executive Committee of the Company did not meet in 1996. The committee members include Messrs. David C. McCourt, Michael J. Mahoney and Bruce C. Godfrey.

     The Company does not have a nominating or compensation committee.

     The Audit/Affiliated Transactions Review Committee held three (3) meetings in 1996. This committee supervised, among other things, the continuous internal audit program of the Company, reviewed and advised the Board with respect to affiliate transactions and advised and aided the officers of the Company in administrative matters. The committee members include Messrs. Harold J. Rose, Jr., Chairman, Clifford L. Jones and George C. Stephenson.

Directors' Compensation
-----------------------

     Each Director of the Company is paid an annual retainer of $6,000, plus $500 for each Board meeting attended during 1996. Committee Chairmen are paid $1,000 for each committee meeting attended while other committee members are paid $500 for each meeting attended. Members of the Executive Committee are not compensated for participating in the meetings of said committee. Directors who are also employees of C-TEC have authorized the payment of such fees to their employer, C-TEC Services, Inc. consistent with the terms of their employment with C-TEC. The following fees were paid in 1996: Clifford L. Jones $9,000; Harold J. Rose, Jr. $10,500; George C. Stephenson $9,000 and C-TEC Services, $31,500.


                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                              GENERAL INFORMATION

     Upon the written request of any person who on September 23, 1997, was a record owner of the Company's Common Stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1996, as filed with the Securities and Exchange Commission. Requests for the Report should be directed to Valerie Haertel, Director of Investor Relations, Mercom, Inc., 105 Carnegie Center, Princeton, New Jersey 08540.

Solicitation of Proxies
-----------------------

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

     It is important that proxies be returned promptly, even if you are expecting to attend the meeting in person. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

Stockholders' Proposals
-----------------------

     Any stockholder who desires to submit a proposal to be considered for inclusion in the proxy statement and proxy of the Company relating to the 1998 Annual Meeting of Stockholders must submit such proposal in writing to the Company by December 15, 1997. Such proposals should be hand delivered or mailed, return receipt requested, to the Secretary of the Company.



                                          By order of the Board of Directors.

                                          /s/ John D. Filipowicz
                                          ------------------------------------
                                          JOHN D. FILIPOWICZ
                                          Corporate Secretary


Dated: September 26, 1997

                                 MERCOM, INC.

                          Transfer Agent Information

     First Union National Bank has been appointed Transfer Agent and Registrar for the Common Stock of Mercom, Inc. Shareholder matters, such as stock transfers, changes in registration, missing stock certificates and changes of address, should be directed to First Union National Bank at the following address and telephone number:

          First Union National Bank
          Shareholder Services Group
          230 South Tryon Street, 11th Floor
          Charlotte, North Carolina 28288-1153
          Telephone number 704-374-6531, or toll-free 800-829-8432